UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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LETTER TO STOCKHOLDERS OF NU SKIN ENTERPRISES, INC.
May 20, 2020
Dear Stockholders,
We, the Board of Directors of Nu Skin Enterprises, Inc. (“the Board”), are writing to provide you with additional information regarding our proposal to re-elect Zheqing (Simon) Shen to our Board at the upcoming 2020 Annual Meeting of Stockholders on June 3, 2020.
We are aware of our investors’ voting policies regarding director attendance. In our 2020 proxy statement, we disclosed that Mr. Shen attended 73% of the aggregate Board and Nominating and Corporate Governance Committee meetings during 2019. Mr. Shen attended all regularly-scheduled meetings—most of the time in person, which involves a special trip from his home in Hong Kong to our corporate headquarters in Utah. We appreciate his efforts and sacrifice in this regard.
The Board and the Nominating and Corporate Governance Committee held an aggregate of 11 meetings during 2019 (counting Committee meetings during the time Mr. Shen served on the Committee), and Mr. Shen was unable to attend three of those meetings. The three meetings he missed were specially-scheduled meetings that had not been on the planned meeting calendar set out for 2019 Board service. In all three cases, time zone differences and prior commitments prevented him from attending.
In addition, 2019 was the first time during his tenure on our Board that Mr. Shen’s attendance was below 75%. He actively participates in events and discussions that are not official meetings; he is always available to be a sounding board for our management team regarding Mainland China issues, and he participates in informal Board-update calls. Taking into account these informal Board-update calls together with the formal meetings held in 2019, his aggregate 2019 attendance was 75%, as he participated in four out of five calls in 2019.
We consider Mr. Shen to be a strong and active member of our Board. Our proxy statement discusses the strengths that he brings to the Board, including a strong network in Mainland China and valuable local knowledge of Mainland China. His background and experience are extremely valuable because Mainland China is a key market for us; it is our largest market by revenue, representing 30% of our 2019 revenue. Our Greater China region, consisting of our Mainland China and Hong Kong/Taiwan segments, represents 37% of our 2019 revenue.
Having a Board member in a different country is always a challenge, and conflicts in schedules inevitably arise from time to time due to the different time zones. However, Mr. Shen plays an important role on our Board. From our perspective, we have never considered Mr. Shen to be an absentee member of the Board. Nevertheless, Mr. Shen has informed us that he plans to have at least 75% attendance going forward.
We agree that meeting attendance is important. Mr. Shen was just two percentage points away from satisfying our investors’ voting-policy threshold. In this case, we believe such policies do not take into account Mr. Shen’s true involvement and value to our Board.
On behalf of the Board of Directors of Nu Skin Enterprises, Inc., with respect to our upcoming Annual Meeting to be held on June 3, 2020, we request your vote:
“FOR” the Election of Director Zheqing (Simon) Shen, Independent Director and member of the Nominating and Corporate Governance Committee.
Sincerely,
The Board of Directors of Nu Skin Enterprises, Inc.

SOLICITATION OF PROXIES
Expenses for the solicitation of proxies for our Annual Meeting include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material to beneficial owners of our stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation. In addition, we have retained Okapi Partners LLC to assist in the solicitation of proxies for a fee estimated to be approximately $12,500, plus reasonable out-of-pocket expenses.